NEWS RELEASE

CONTACTS:	Victory Energy Corporation
Robert J. Miranda, CEO
714-480-0305

FOR IMMEDIATE RELEASE	Investor Relations:
Dennard Rupp Gray & Lascar, LLC
Ken Dennard / Ben Burnham
713-529-6600

VICTORY ENERGY COMPLETES REVERSE STOCK SPLIT

Discusses Strategy and Goals for 2012

NEWPORT BEACH, CA – January 13, 2012 – Victory Energy Corporation (OTCQB: VYEY) announced today the completion of its 50-to-1 reverse stock split first announced to the market on October 13, 2011.  Independent regulator FINRA (Financial Industry Regulatory Authority) approved the split on January 12, 2012.  The Company’s stock will begin trading on a post-split basis today.

The Board of Directors and a 60% majority of shareholders agreed that it would be in the Company’s best interest to conduct a reverse split with the intent of attracting potential sources of new capital, reduce the number of outstanding shares of common stock to a level more consistent with other public oil and gas companies, and provide the management of the Company with additional flexibility to facilitate future oil and gas acquisitions.   In conjunction with the reverse split, there will also be an increase in the Company’s resulting authorized stock to 50 million shares, consisting of 47.5 million shares of common stock at $0.001 par value and 2.5 million shares of preferred stock at $0.001 par value.

2012 Strategy

Robert J. Miranda, Victory Energy’s Chairman and Chief Executive Officer, today discussed the Company’s 2012 organizational and business strategy:

“2011 was a major transition year for the Company.  The conclusion of the reverse split dove-tails nicely into our 2012 strategic initiatives.  The stage is now set for what we expect to be a very busy and exciting year.  Our three primary objectives for the year ahead are to 1) increase oil and gas reserves - via drill bit and better reservoir analysis of existing assets; 2) improve returns; and 3) continue to manage and improve the Company’s balance sheet.  We intend to achieve those objectives through a number of near-term and longer-term initiatives.

“Reserves are a major element of our valuation and ongoing production capacity.  Although we’ve announced several already successful multi-well drilling projects, our reserves calculations for the wells completed are still being determined.   We expect to begin receiving and publishing SEC qualified reserve reports on those projects in the coming months.  We also plan to better quantify and pursue incremental reserves associated with existing properties, and leverage internal technical and geological capabilities to generate new prospects. In addition, we are currently reviewing a significant pipeline of new projects for potential acquisition.

“To improve returns, we will look to reduce finding and development (F&D) costs by shifting our investment mix to include higher working interest projects with upside potential and continuing to focus on projects targeting oil and natural gas liquids.  We also expect revenues to increase commensurate with higher production rates as successful wells come online.   Finally, we intend to reduce general and administrative expenses through various initiatives, including the consolidation of our back office and legal functions.

“As noted previously, today’s reverse stock split is a key milestone in our plans to manage and improve our balance sheet.  The next step in our near-term plan is to convert all remaining convertible debentures to equity by the end of January. There will be no debt remaining on the balance sheet at that time. Going forward, we expect to leverage both private equity as well as Aurora Energy sources of capital to provide development funds,” Miranda concluded.

In support of these business objectives, organizational transitions related to the positions of CEO and CFO are also in progress, as previously announced. The Company recently hired an industry veteran to serve as Chief Financial Officer.  That appointment was announced in late December. The Company is continuing its search for an industry expert to serve as its Chief Executive Officer.

Please note that Victory Energy intends to use its website, www.vyey.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Victory Energy website in the "Investor Relations" section. Accordingly, investors should monitor such portions of the Victory Energy website in addition to following press releases, SEC filings and public conference calls and webcasts.

About Victory Energy Corporation

Victory Energy Corporation (OTCQB: VYEY) is engaged in the exploration, acquisition, development, and exploitation of domestic oil and gas properties. The company now leverages both internal capabilities and strategic industry relationships to acquire working interest positions in low-to-moderate risk oil and gas prospects.

Future investment will focus primarily on oil or liquid-rich gas projects within longer-life reservoirs that offer lower F&D costs / BOE.

The company had nine wells on production entering FY 2011 and seventeen on production at the end of the calendar year.  Currently held acreage provides a pipeline of eighteen additional gross wells that could be drilled in FY 2012; however, we have line of sight to incremental projects beyond current acreage with generally higher working interest participation.

The company's current producing oil and gas assets are located in the United States. Download the investor fact sheet for current summary of projects and activity.

Victory Energy intends to provide periodic updates to the investment community as progress is made across its asset base.  These updates may occur via the company web site or via the company “E-News” service.   For more information about the company or to subscribe to our email news distribution service, please visit our website http://www.vyey.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release.  They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission.  Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  In addition, the Company disclaims any intent or obligation to update these forward-looking statements.